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Pricing Supplement No.  1  Dated February 26, 1996
(To Prospectus Supplement dated  February 20, 1996
and Prospectus dated  January 31, 1996)
Pursuant to Rule 424 (b)(3)
Registration Statement No. 33-64193


J. P. Morgan & Co. Incorporated
Medium Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $30,000,000

CUSIP:  61687Y AA5

Trade Date:  February 26, 1996

Settlement Date:  March 15, 1996

Maturity Date:  March 15, 2006

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price):  100%

Net Proceeds to Issuer:  99.90%

Interest Rate (per annum):  3-month LIBOR + 0.40%
     Intermediation calculations rounded to five decimal places;
coupon rounded to three decimals.

Interest Rate Basis:
     (   )  Commercial Paper Rate  (   )  Federal Funds Rate
     (   )  LIBOR (Reuters)        (   )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (   )  Other:
     (   )  Prime Rate

Interest Payment Date(s):  June 15, September 15, December 15 and
March 15 of each year (subject to Business Day convention described in the Prospectus Supplement).

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) preceding each Interest Payment Date.
                         (   )  Other

Initial Interest Rate: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (   )  Annual   (   )  Semi-Annual
(  )  Monthly    (X)  Quarterly

Interest Reset Periods:
     (   )  Daily    (   )  Weekly   (   )  Monthly
(X)  Quarterly
     (   )  Semi-annually; the third Wednesday of :
     (   )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: 15th of each June, September, December and March beginning March 15, 1996 (subject to Business Day convention described in the Prospectus Supplement).


Interest Calculation:
     (X)  Regular Floating Rate
     (   )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (   )  Other Floating Rate (See attached)

Spread (plus/minus):  +.40%        Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate:  10.00%     Minimum Interest Rate:  0.00%

Calculation Date if other than stated in the Prospectus
Supplement:

Right of Payment:
     (   )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (X)  30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                      (   )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
        (   )  Certificated Note

Denominations: $250,000 with $5,000 integral multiples thereafter.

Redemption:
(   )   The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to March 15, 1997. Thereafter, they may be redeemed at the option of the Issuer upon at least 10 calendar days notice, in whole but not in part, quarterly on each June 15, September 15, December 15 and March 15, beginning on March 15, 1997, at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Sinking Fund:  None

Extendible Note:   (   )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (   )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National
Association
               (   )  Morgan Guaranty Trust Company of New York


Plan of Distribution:
J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENTOR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.